EMPLOYMENT AGREEMENT

                 EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 3, 2004, between PHILIP KOWALCZYK (the “Executive”) and THE TALBOTS, INC., a Delaware corporation (the “Company”).

W  I  T  N  E  S  S  E  T  H

                 WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company on the terms, provisions and conditions hereinafter provided;

                 NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings herein set forth, the parties hereto agree as follows:

         1.                Engagement.   The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, as Executive Vice President and Chief Administrative Officer of the Company, on the terms and conditions set forth herein, unless and until such employment hereunder shall have been terminated as provided in this Agreement.

         2.               Title and Duties.   During his employment by the Company, the Executive shall render his services as Executive Vice President and Chief Administrative Officer of the Company, shall perform duties consistent with his title as the Company shall reasonably request, and shall devote his full business time and best efforts to his duties hereunder and the business and affairs of the Company (except during vacation periods and reasonable periods of illness or other incapacity); provided, however, that the Executive may from time to time engage in such other pursuits, including, without limitation personal legal and personal financial affairs as shall not materially interfere with the proper performance of his duties and obligations hereunder.

         3.                Compensation.   As compensation for his services to the Company hereunder, the Company shall pay to the Executive the following:

                             (A)          Base Salary

                                              (i)        The Executive shall receive base salary at the rate of not less than $494,000.00 per annum (the “Base Salary Rate”), payable in substantially equal installments, in accordance with the normal payroll practices of the Company.

                                               (ii)        The Company’s Board of Directors (the “Board”), or a duly appointed committee thereof, shall consider, on an annual basis, the nature, extent and advisability, if any, of an increase in the Executive’s annual base salary; provided, however, that in no event shall the Executive’s base salary during the term hereof be less than the Base Salary Rate.

                             (B)         Annual Incentive Bonus.

                                               (i)         Beginning with the Company’s Fiscal Year 2005, the Executive shall be eligible to receive an annual incentive bonus pursuant to the Company’s Management Incentive Program, as same may be amended or superseded from time to time (the Management Incentive Program, as same may be amended or superseded from time to time, is hereinafter referred to as the “MIP”). The Company represents that the formula the Company currently uses to calculate annual bonus awards under the MIP for its MIP eligible Executive Vice Presidents is: (A) to multiply the executive’s annual base salary for the relevant fiscal year by the executive’s target incentive rate; (B) then, multiply the resulting product by the executive’s individual rating (as determined by the Company in its sole discretion and as approved by the Board or a duly appointed committee thereof in its sole discretion); and (C) then, multiply the resulting product by the Company’s rating (as determined by the Board or a duly appointed committee thereof in its sole discretion). For purposes of illustration: assuming an executive has: (x) a $500,000 annual base salary; (y) a target incentive rate of forty (40%) percent; and (z) an individual performance rating of 1.1; and the Company’s rating is 1.1, the executive would receive an MIP award of $242,000. The Company also represents that the Executive’s initial target incentive rate under the MIP will be forty (40%) percent.

                                               (ii)         For the Company’s Fiscal Year 2004, the Company shall pay the Executive a bonus of $350,000 (the “2004” Bonus), $175,000 of which shall be payable within twenty (20) days of the Executive’s commencement of employment hereunder and $175,000 of which shall be payable on or before April 30, 2005. The Executive agrees that the Executive’s right to receive the 2004 Bonus shall be contingent upon the Executive’s employment not having been terminated prior to the closing date of the Company’s Fiscal Year 2004: (1) because of his resignation (unless such resignation is with Good Reason as that term is defined in paragraph 6(E) below); or (2) pursuant to paragraph 6(D) below. The Executive further agrees that if after receipt of any portion of the 2004 Bonus referred to above and before November 3, 2005, he resigns his employment (unless such resignation is with Good Reason as that term is defined in paragraph 6(E) below), or if the Company terminates Executive’s employment pursuant to paragraph  6(D) below, the Executive, shall, within thirty (30) days of such resignation or termination, repay the Company an amount which shall be determined by multiplying the amount of the 2004 Bonus that Executive has received as of the date of such resignation or termination by a fraction, the numerator of which shall be 365 less the number of days between November 3, 2004 and the date his employment shall terminate, and the denominator of which shall be 365.

                             (C)         Executive Stock Based Incentive Plan.

                                               (i)         General.  The Executive shall be eligible to receive such incentive compensation as may be awarded from time to time pursuant to the Company’s Executive Stock Based Incentive Plan as same may be amended or superseded from time to time (the Executive Stock Based Incentive Plan, as same may be amended or superseded from time to time, is hereinafter referred to as the “Plan”). All awards to the Executive (including those under subparagraph 3(C)(ii) below) shall be subject to the terms of the Plan. The Company agrees that the terms of any grant of stock options the Compensation Committee of the Board (the “Committee”) makes to the Executive under the Plan shall provide that upon the termination of the Executive’s employment hereunder pursuant to paragraph 6(F) hereof, the Executive’s right to exercise any then unexercised, vested stock options shall be a period of not less than three (3) years from the date of such termination.

                                               (ii)         Current Stock Option Award.   The Company agrees to award the Executive an option under the Plan to purchase 60,000 shares of Common Stock of the Company, $0.01 par value per share, pursuant to and subject to the terms and conditions of a Nonqualified Stock Option Agreement to be executed by the Company and the Executive, with an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on November 3, 2004 (the “Options”). The Executive’s entitlement to exercise the Options shall vest as follows: (i) 33 1/3% of the total shares subject to the option on November 3, 2005; (ii) 33 1/3% of the total shares subject to the option on November 3, 2006; and (iii) 33 1/3% of the total shares subject to the option on November 3, 2007.

                                               (iii)         Future Stock Option and Restricted Stock Awards.  The Executive understands and agrees that the number and timing of any future stock option and restricted stock awards to be granted to the Executive shall be subject to the Committee’s sole discretion. The Company represents that it currently intends to recommend to the Committee that in March 2005 the Executive receive grants of 75,000 options and 25,000 shares of restricted stock.

                             (D)        Deferred Compensation.   The Executive shall be eligible to participate in any deferred compensation program generally applicable to the Company’s senior executives as may be in effect from time to time.

         4.                Benefits.   Subject to the provisions of this Agreement, the Company shall provide the following benefits to the Executive for services rendered during the term of his employment hereunder:

                             (A)        Insurance and Retirement Benefits.   The Executive shall be entitled to such insurance benefits of the Company as may be in effect from time to time and generally available to employees at the senior executive level, including, but not limited to, disability insurance and business travel accident insurance. The Executive shall also be entitled to participate in benefit programs provided by the Company, including, but not limited to, the retirement program, the supplemental retirement program, the R.S.V.P. 401-K Savings Program and the supplemental R.S.V.P. 401-K Savings Program. The Executive’s participation in the programs referred to in this paragraph 4(A) shall be subject to the terms and conditions of the respective programs as they may be amended by the Company from time to time in its sole discretion.

                             (B)         Other Insurance and Welfare Benefits.   The Executive shall also be entitled to participate in the following benefits programs (subject to their respective terms and conditions as they may be amended by the Company from time-to-time in its sole discretion): (i) the Company’s medical insurance program; (ii) the Company’s dental insurance program; and (iii) the Company’s Paid Life Insurance Program (the “Program”), pursuant to which the Company shall pay all premiums on behalf of the Executive for a term life insurance policy on the life of the Executive with coverage in an amount equal to the lesser of (X) the Executive’s annual base salary for one (1) year or (Y) the maximum amount of coverage that the Company is able to provide a participant under the Program, at the rate then in effect during the coverage of such policy.

                             (C)        Automobile Program.   The Executive shall be entitled to participate in the Company’s Executive Automobile Program, pursuant to which the Company, at the Executive’s election, shall either: (i) provide the Executive with an automobile (which automobile shall be replaced every two (2) years) for his use with a value, when new, of up to $38,500.00 and shall reimburse the Executive for all costs and expenses associated with such automobile (including, but not limited to, automobile insurance, repairs, and gas), or (ii) provide the Executive with a monthly automobile allowance, which allowance shall be based upon the annualized imputed value of the automobile to which the Executive is entitled under such program. The value of the automobile to which the Executive is entitled shall be subject to an annual review and may be increased at the discretion of the Board, in accordance with the terms of the Company’s Executive Automobile Program; provided, however, the Executive shall be entitled to receive any benefit to which participants in the Company’s Executive Automobile Program may from time to time hereafter generally become entitled thereunder that is broader or greater than the benefits to which participants are currently generally entitled (e.g., an across-the-board increase in the value of automobiles received under such program).

                             (D)        Financial Counseling Program.   The Executive shall be entitled to participate in the Company’s Key Management Financial Counseling Program. The Executive’s initial annual allowance shall be $3,500 per calendar year, which allowance shall be subject to periodic review by the Board and may be increased at the discretion of the Board, in accordance with the terms of the Key Management Financial Counseling Program.

                             (E)        Vacation.   The Executive shall be entitled to an aggregate of not less than four (4) weeks of paid vacation in each full calendar-year during the Executive’s employment hereunder.

                             (F)         Employee Discount.   The Executive shall be entitled to receive the benefit of any Company Discount which may be in effect from time to time and is generally available to the employees of the Company. The Company Discount currently is forty (40%) percent.

                             (G)        Relocation.   The Executive shall be entitled to reimbursement for reasonable expenses attributable to the relocation of the Executive’s principal residence from Atlanta, Georgia to the Boston, Massachusetts metropolitan area: (1) including temporary living for the Executive and his immediate family from the date hereof through March 31, 2005, house hunting trips for the Executive and his immediate family, a full household goods move, broker’s fee up to seven (7%) percent on the sale of the Executive’s current residence, closing costs on the purchase of the Executive’s new residence in Massachusetts up to a maximum of two (2%) percent of the purchase price thereof, and legal and other fees associated with closing; and (2) excluding taxes and insurance. The Executive agrees that if after his receipt of any payments or benefits under the Relocation Policy and within the initial one (1) year of the term hereof, he shall resign his employment without Good Reason (as such term is defined in paragraph 6(E) below) or his employment shall be terminated by the Company under paragraph 6(D)(ii) through (ix) below, the Executive shall, within 30 days of his resignation or termination, repay the Company an amount which shall be determined by multiplying the amount of such payments and benefits by a fraction, the numerator of which shall be 365 less the number of days between the commencement of the Executive’s employment and the date his employment shall terminate and the denominator of which shall be 365.

        5.                        Expenses.   The Executive is authorized to incur and the Company shall either pay directly or reimburse the Executive for ordinary and reasonable expenses in connection with the performance of his duties hereunder, including, without limitation, expenses for (A) transportation, (B) business meals, (C) travel and lodging, and (D) similar items. The Executive agrees to comply with the Company’s policies with respect to record keeping in connection with such expenses.

        6.                Termination of Employment.   The following provisions set forth the terms and conditions pursuant to which the employment of the Executive hereunder may be terminated:

                             (A)        The employment of the Executive hereunder may be terminated by the Company or the Executive at any time, subject to the Company’s providing all of the compensation and benefits herein specified in accordance with the terms hereof.

                             (B)        The employment of the Executive hereunder may be terminated by the Company or the Executive on or after the normal retirement date of the Executive under the Company’s Pension Plan and Supplemental Retirement Plan or any successor or substitute plan.

                             (C)        The employment of the Executive hereunder shall be terminated upon the death of the Executive.

                             (D)        The employment of the Executive hereunder may be terminated by the Company in the event of the occurrence of any of the following conditions or events:

                                               (i)        the failure of the Executive substantially to perform his duties hereunder as a result of physical incapacity for a continuous period of at least six (6) months after he has become eligible for the Company’s long-term disability benefits (any dispute as to the Executive’s incapacitation shall be resolved by an independent physician, reasonably acceptable to the Executive and the Board, whose determination shall be final and binding upon both the Executive and the Company);

                                               (ii)        continual failure of the Executive to substantially perform his material duties hereunder, other than as a result of incapacity due to physical or mental illness, which failure continues uncured for thirty (30) days after a written demand for substantial performance is delivered to the Executive by the Company’s Chief Executive Officer which states the dates and instances of prior non-performance by the Executive;

                                               (iii)        habitual drunkenness in circumstances that are either during working hours or reflect negatively on the business or reputation of the Company;

                                               (iv)        the unlawful use or possession of controlled substances;

                                               (v)        the commission by the Executive of misconduct in the discharge of his duties. For purposes of this section, “misconduct” is intended to mean “doing something bad, and not merely doing the job badly.” By way of illustration, “misconduct” is not intended to include where the Company has a bad financial year, or the Executive makes business judgments in good faith that turn out to be erroneous;

                                               (vi)        the conviction of the Executive of a felony;

                                               (vii)        dishonesty in material respects in matters relating to the Company;

                                               (viii)        continuous conflicts of interest after notice in writing to the Executive from the Board, which notice states the dates and instances of prior conflicts of interest by the Executive; or

                                               (ix)        any other material breach of this Agreement by the Executive which the Executive shall have failed to cure within thirty (30) days after notice to the Executive thereof. Upon or after the date of occurrence of any of the events or conditions described above, the Company may deliver written notice to the Executive of its election to terminate his employment hereunder.

                             (E)        In the event that the Executive’s employment hereunder is terminated pursuant to paragraphs 6(B), 6(C) or 6(D) above or by the Executive without Good Reason (as such term is defined below), the Company shall be under no further obligation to the Executive pursuant to the terms of this Agreement except to pay the Executive, within ten (10) business days of the effective date of such termination (or, in the event of a termination pursuant to paragraph 6(C) above, to pay the Executive’s estate or legal representative, as soon as reasonably practicable after the Executive’s death) (i) salary for services rendered up to and including the date of termination, (ii) reimbursement for expenses incurred by the Executive pursuant to paragraph 5 hereof up to and including the date on which his employment is terminated, and (iii) any and all compensation to which the Executive may be entitled as of the date of termination pursuant to the Plan or any other compensation or benefit plan to the extent permitted by such plans. For purposes of this Agreement, “Good Reason” means a material breach by the Company of its obligations under this Agreement that it has failed to cure within thirty (30) days following written notice of such breach by the Executive to the Company; provided, however, that the Executive may only exercise his right to terminate this Agreement with Good Reason within sixty (60) days after the occurrence of any such event.

                             (F)        In the event that the Executive’s employment hereunder is terminated and such termination is not a result of an event or condition referred to in paragraph 6(E) above, the following shall occur: (i) the Company shall pay to the Executive, within ten (10) business days of the effective date of such termination (a) salary for services rendered up to and including the date of termination, (b) reimbursement for expenses incurred by the Executive pursuant to paragraph 5 hereof up to and including the date on which his employment is terminated, and (c) any and all compensation to which the Executive may be entitled as of the date of termination pursuant to the Plan or any other compensation or benefit plan to the extent permitted by such plans; and (ii) the Company shall pay to the Executive, in a single lump payment within thirty (30) days from the effective date of such termination, a separation allowance equal to the product of one and one-half (1.5) multiplied by the sum of:

(x) the Executive’s annual base salary, at the rate in effect at the time of such termination, and

                                                  (y)         provided such termination occurs after the Company’s Fiscal Year that ends in January, 2006, the annual bonus paid or payable to the Executive pursuant to paragraph 3(B) hereof for the last full fiscal year of the Company immediately prior to the effective date of such termination.

The Company’s obligation to pay the separation allowance referred to in this subparagraph shall be contingent upon the Executive having delivered to the Company a fully executed separation agreement and release (that is not subject to revocation) of claims against the Company, its parents, subsidiaries, affiliates, employees, agents and representatives satisfactory in form and content to the Company’s counsel.

                            (G)                  In the event that the Executive’s employment hereunder is terminated and such termination is not a result of an event or condition referred to in paragraph 6(E) above: (a) the Executive also shall continue to participate, on the same terms and conditions as in effect immediately prior to such termination, in the medical and dental insurance programs provided to the Executive pursuant to paragraph 4(B) hereof until the earlier of (i) the end of the eighteen (18) month period beginning from the effective date of the termination of Executive’s employment hereunder, or (ii) such time as the Executive is eligible to be covered by a comparable program of a subsequent employer; and (b) the Company shall, during the period described in clause “(a)” above, secure insurance and pay the premiums for either conversion policies and/or such other policies, if available, as may be necessary to provide the same or substantially the same long-term disability and life insurance benefits as were in effect pursuant to paragraphs 4(A) and (B) hereof immediately prior to the termination of the Executive’s employment. The Executive agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any pension or other benefit plans, programs or arrangements of another employer. The Company’s obligation to provide the benefits referred to in this subparagraph shall be contingent upon the Executive having delivered to the Company a fully executed separation agreement and release (that is not subject to revocation) of claims against the Company, its parents, subsidiaries, affiliates, employees, agents and representatives satisfactory in form and content to the Company’s counsel.

                             (H)             In the event the Company terminates Executive’s employment within twelve (12) months after the occurrence of a Change in Control, as that term is defined in Exhibit A attached hereto (and such termination is not as a result of an event or condition referenced in paragraph 6(E) above), then the following shall occur: (a) the Company shall pay to Executive on the effective date of such termination: (i) salary for services rendered up to and including the date of termination, (ii) any and all compensation to which Executive may be entitled as of the date of termination pursuant to the Plan or any other compensation or benefit plan to the extent permitted by such plans, and (iii) reimbursement for outstanding ordinary and reasonable expenses incurred by Executive in connection with the performance of Executive’s duties for the Company up to and including the date on which Executive’s employment is terminated; and (b) the Company shall pay to Executive, within thirty (30) days after the effective date of such termination, an amount equal to the sum of:

                                               (i)        one and one-half (1½) times Executive’s annual base salary at the rate in effect on the date of such termination, and

                                               (ii)        an amount equal to the product of

(w) the amount determined to be payable under clause (i) above, multiplied by

(x) Executive’s target incentive rate in effect on the date of termination, multiplied by

(y) Executive’s individual performance rating, multiplied by

(z) the Company performance rating

(the terms referred to in clauses (x), (y) and (z) having the definitions set forth in the MIP), assuming an individual performance rating and a Company performance rating of 1.0; and (c) Executive shall continue to participate, on the same terms and conditions, in any benefit programs of the Company in which Executive participated immediately prior to such termination (including, without limitation, as applicable, any disability insurance benefit program, any medical insurance program, and dental insurance program, and any life insurance program) from the time of such termination until the earlier of: (i) the end of the eighteen (18) month period beginning from the effective date of the termination of Executive’s employment, or (ii) such time as Executive is eligible to be covered by a comparable program of a subsequent employer. Executive hereby agrees to notify the Company promptly if and when Executive begins employment with another employer and if and when Executive becomes eligible to participate in any pension or other benefit plans, programs or arrangements of another employer.

                             (I)        The date of termination of the Executive’s employment for purposes of paragraphs 6(F), 6(G) and 6(H) above shall be the date specified in a written notice of termination to the Executive, provided that the Company shall provide at least thirty (30) days written notice of such termination.

                             (J)        In the event of the termination or expiration of this Agreement for any reason, the Company shall remain forever obligated to effectuate, directly or indirectly through its transfer agent, transfers or sales of shares of the Company’s Common Stock, or exercises of options to purchase such shares, to which the Executive is entitled pursuant and subject to the terms of this Agreement.

         7.                 Indemnification.

                             (A)        The Company shall indemnify, defend and hold the Executive harmless, to the maximum extent permitted by law, against all judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by the Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that the Executive is or was an officer or director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company, to procure a judgment in its favor (or other than by or in the right of the Company). Each of the parties hereto shall give prompt notice to the other of any action or proceeding from which the Company is obligated to indemnify, defend and hold harmless the Executive of which it or he (as the case may be) gains knowledge.

                             (B)        The Company hereby represents and warrants that the Executive shall be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors).

         8.                Arbitration.   Any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement either during or after the term thereof, shall be settled by arbitration conducted in the Commonwealth of Massachusetts, in accordance with the Commercial Rules of the American Arbitration Association then in force, provided, however, the Executive acknowledges that in the event of a violation of paragraphs 11 and 12 of this Agreement, the Company shall be entitled to obtain from a court in the Commonwealth of Massachusetts, temporary, preliminary or permanent injunctive relief as well as damages, which rights shall be in addition to any other rights or remedies to which it may be entitled. The decision of the arbitrator or arbitrators conducting any such arbitration proceedings shall be in writing, shall set forth the basis therefore and such arbitrator’s or arbitrators’ decision or award shall be final and binding upon the parties hereto. The parties hereto shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.

         9.                Enforceability.   It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible.

         10.                Assignment.   This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto, and their successors (including successors by merger, consolidation or similar transactions), permitted assigns, executors, administrators, personal representatives, heirs and distributees.

         11.                Non-Disclosure.   The Executive shall not, at any time during or following the period of employment, disclose, use, transfer or sell, except in the course of such employment, any confidential information or proprietary data of the Company and its subsidiaries so long as such information or data remains confidential and has not been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process or in connection with an administrative proceeding before a governmental agency. The Company and the Executive agree that the Executive’s obligations under this paragraph shall not apply if (1) any disclosure by the Executive is made with the express written permission of the Company; and/or (2) if the Executive can show by documentary evidence that he had knowledge of the confidential information, or it was in his possession, prior to disclosure by the Company, or that it was lawfully received by the Executive from a third party who is not or was not bound, at the time the information was conveyed, by any confidential relationship or obligation to the Company.

         12.                Non-Competition Agreement.   In the event the Executive terminates his employment hereunder without “Good Reason” as that term is defined in paragraph 6(E) hereof, or the Company terminates the Executive’s employment pursuant to an event or condition described in paragraph 6(B) or 6(D) hereof, except as provided below, the Executive will not for a period of eighteen (18) months thereafter engage in or carry on, directly or indirectly, either for himself or as a member of a partnership, or as a stockholder, investor (except that ownership of 5% or less of any class of debt or equity securities which are publicly traded shall not be a violation of this paragraph 12), officer or director of a corporation or as an employee, agent, associate or consultant of any person, partnership, or corporation in any business in competition with the principal businesses carried on by the Company and its subsidiaries and affiliates (as that term is described below) in any jurisdiction in which the Company or its subsidiaries or affiliates actively conduct business; provided, however, that if, during the eighteen (18) month period, the Company elects to enforce the provisions of this paragraph and the Executive’s employment shall have been terminated either by the Executive without “Good Reason” or by the Company pursuant to paragraph 6(D) hereof, the Company shall pay to the Executive (in accordance with its then current payroll practices) at the rate of his base salary as of the date of his termination. If the Company, at its sole option, decides not to continue the Executive’s base salary at any time during the eighteen (18) month period, this non-competition provision shall not thereafter be enforceable. Nothing in this paragraph 12 or in this Agreement shall be deemed to require the Company to continue to pay the Executive any portion of his base salary in the event the Executive terminates his employment without Good Reason or the Company terminates the Executive’s employment pursuant to an event or condition described in paragraph 6(D) hereof. Notwithstanding the foregoing: (A) for purposes of this Agreement, the term “principal business carried on by the Company and its subsidiaries and affiliates” shall be limited to “upper moderate” and “better” “Missy” apparel specialty stores, including, for purposes of illustration, but not limited to, Ann Taylor, Coldwater Creek, J. Jill and Chicos; and (B) nothing in this paragraph shall be construed to prevent the Executive from engaging in consulting to any aspect of the apparel industry after such termination.

         13.                 Taxes.

                             (A)        All payments to be made to and on behalf of the Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, and to related reporting requirements.

                             (B)        Notwithstanding any other provision of this Agreement, if any of the payments provided for in this Agreement, together with any other payments which the Executive has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”) without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

         14.                Term.  This Agreement shall commence as of November 3, 2004 and shall continue in effect until the last day of the Company’s fiscal year that ends in January 2008; provided, however, that commencing at the beginning of the Company’s fiscal year immediately thereafter and at the beginning of the Company’s fiscal year each three years thereafter, the term of this Agreement shall automatically be extended for three additional years unless at least 6 months prior to such date, the Company or the Executive shall have given notice to the other party that this Agreement shall not be extended. It is acknowledged and agreed by the parties hereto that if this Agreement is terminated or not extended by the Company pursuant to this paragraph 14 and not as a result of an event or condition referred to in paragraph 6(E) hereof, the provisions of paragraphs 6(F) and 6(G) hereof shall apply.

         15.                Survival.  Anything in paragraph 6 hereof to the contrary notwithstanding, the provisions of paragraphs 7 through 17 shall survive the expiration or termination hereof, regardless of the reasons therefore.

         16.                No Conflict.   The Executive and the Company each hereby represents and warrants to the other that the execution, delivery and performance of this Agreement by him or it (as the case may be) shall not violate any agreement or other obligation of any kind, written or oral, to which he or it (as the case may be) is subject.

         17.                Miscellaneous.

                             (A)        Notices.   All notices hereunder shall be given in writing, clearly marked “Personal and Confidential,” by personal delivery (which shall include delivery by overnight couriers such as Federal Express), or prepaid registered or certified mail, return receipt requested, to the addresses of the proper parties as set forth below:

TO THE EXECUTIVE:

PHILIP KOWALCZYK
110 Polo Drive
Atlanta, Georgia 30309

TO THE COMPANY:

The Talbots, Inc.
One Talbots Drive
Hingham, MA 02043
Attn: Senior Vice President/Human Resources

Any notice given as aforesaid shall be deemed received upon actual delivery. Any party hereto (or any person designated to receive a copy of any notice) may change his or its (as the case may be) designated address by notice served as herein set forth upon the other party designated to receive notice.

                             (B)        Law Governing.   This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be wholly performed in that state without regard to its conflicts of laws provisions.

                             (C)        Headings.  The paragraph headings contained in this Agreement are for convenience of reference only and are not intended to determine, limit or describe the scope or intent of any provision of this Agreement.

                             (D)        Number and Gender.   Whenever in this Agreement the singular is used, it shall include the plural if the context so requires, and whenever the masculine gender is used in this Agreement, it shall be construed as if the masculine, feminine or neuter gender, respectively, has been used where the context so dictates, with the rest of the sentence being construed as if the grammatical and terminological changes thereby rendered necessary have been made.

                             (E)        Entire Agreement.   This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings and agreements, written or oral, between and among them respecting such subject matter.

                             (F)        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which taken together shall constitute one instrument.

                             (G)        Amendments.  This Agreement may not be amended except by a writing executed by the party against whom or which such amendment is to be enforced.

                             (H)        Expenses.  All reasonable legal fees and expenses incurred by the Executive in negotiating and entering into this Agreement will be paid by the Company. All such fees and expenses will be paid by the Company within 30 days after the Company’s receipt of the invoices therefore.

                             (I)        Termination Without Cause.   For purposes of the Plan, “termination without cause” hereunder shall mean termination of the Executive’s employment hereunder as result of an event or condition that is not referred to in paragraph 6(E) hereof.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PHILIP KOWALCZYK /s/ Philip H. Kowalczyk —————————————— Philip Kowalczyk	THE TALBOTS, INC. By: /s/ Arnold B. Zetcher 12/21/04 —————————————— Name: Title:

EXHIBIT A

                 For purposes of this Agreement, “Change in Control” shall mean (i) the acquisition (including as a result of a merger) by any “person” (as such term is used in Sections 3(a)(9), 13(d) and 14 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or persons “acting in concert” (which for purposes of this Agreement shall include two (2) or more persons voting together on a consistent basis pursuant to an agreement or understanding between them to act in concert and/or as a “group” within the meaning of Sections 13(d)(3) and 14(d) (2) of the Exchange Act), other than the Company or any of its subsidiaries, or JUSCO (U.S.A.), Inc. or any of its subsidiaries or “affiliates” (as such term is defined in Rule 12b-2 under the Exchange Act; (collectively, an “Acquiring Person”), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25 percent of the combined voting power of the then outstanding securities of the Company entitled to then vote generally in the election of directors of the Company, and no other stockholder is the beneficial owner (within the meaning of Rule l3d-3 under the Exchange Act), directly or indirectly, of a percentage of such securities higher than that held by the Acquiring person; or (ii) individuals, who, as of the effective date of this Agreement (the “Effective Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) and further excluding any individual who is an “affiliate”, “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) or designee of an Acquiring Person having or proposing to acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 10 percent of the combined voting power of the then outstanding securities of the Company entitled to then vote generally in, the election of directors of the Company.